EXHIBIT 99.1

Airspan and Yozan Announce Major Expansion
of Japan’s First WiMAX Network

Boca Raton, FL, March 8, 2006: In 2005, Airspan Networks, Inc. (Nasdaq: AIRN) announced the signing of agreements with YOZAN Inc. (Jasdaq: 6830) to deploy a Tokyo-wide WiMAX network, valued at $16.7 million, to deliver high speed IP connectivity capable of a wide array of data service offerings.  The companies today announced a further $26 million expansion to their contract, bringing its value to more than $42 million.  Airspan expects to deliver between $5 million and $8 million of the total in the first quarter of 2006, with the balance by July.

Under the agreement, Airspan commenced deliveries of WiMAX equipment in the last quarter of 2005.  Yozan was able to launch Japan’s first WiMAX-based service in Tokyo on December 25, 2005.  In February 2006, Yozan announced that it would extend WiMAX coverage to the whole Tokyo area, and that it intended to cover all of Nagoya and Osaka with a WiMAX network by the end of June 2006.  On February 15th, the company also announced that it had received a license to conduct WiMAX access trials in Okayama, to ascertain the feasibility of offering WiMAX access in remote areas where fibre-based services were not possible.  The trials are expected to run until March 2007.

Mr. Sunao Takatori, President and CEO of Yozan, stated: “The mutual strengths fortified through our ongoing partnership with Airspan provide us with great strides towards deploying Japan’s largest wireless broadband network.”

Henrik Smith-Petersen, President of Asia Pacific, Airspan, commented: "We are very excited to see the success Yozan is having with its WiMAX Metropolitan Area Network roll-out in Tokyo and looking forward to expand this to several other major cities throughout Japan in the near future."

About Yozan Inc.

Yozan is a telecom service operator in Tokyo, Japan, offering WiMAX-based wireless broadband and multicasting services.  In December 2005 Yozan became the first operator in Japan to launch WiMAX services, amidst a growing trend in the telecom sector of leading companies advancing WiMAX initiatives.

The company currently provides 2 types of WiMAX services – WiMAX Direct for corporate users demanding high-quality broadband services; and BitStand for individual subscribers.  The company is continuing its aggressive network deployment to provide comprehensive service area coverage throughout the 23 wards of Tokyo – with the goal to become the nation’s largest wireless broadband service operator.  In addition, Yozan offers Child Safety Monitoring services over the Vodafone network (specifically to local municipal government-clients) and AirBit Key services utilizing Yozan’s own paging network.  Future plans include service offerings based on an integration of PLC (Power Line Communications) and WiMAX, upon deregulation of rules scheduled in the third quarter of 2006; and 802.16e mobile WiMAX-based services scheduled for 2007.  The company is focused on expanding its coverage area to contribute to a ubiquitous telecommunications environment.

More information on Yozan can be found at http://www.yozan.co.jp

About Airspan Networks Inc.

Airspan Networks provides fixed and wireless voice and data systems and solutions, including Voice Over IP (VoIP).  Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong wireless product roadmap that includes offerings compliant with the 802.11 a/b/g and the WiMAX 802.16-2004 standard, including software upgradeability to Mobile WiMAX (the 802.16e-2005 standard).  Airspan is on the Board and is a founder member of the WiMAX Forum and a member of the Wi-Fi Alliance.  The Company has deployments with more than 350 operators in more than 100 countries. Airspan’s wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan’s new AS.Tone VoIP system is a carrier class, turnkey solution that provides carriers with Class 4, Class 5 and IP-Centrex solutions and has a Softswitch and Gateways supporting SIP/H323 and SIP.  AS.Tone’s design provides customers; carriers, next-generation telcos, cellular providers and ITSP with a wide range of solutions with the best price/performance system for IP telephony. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com